Exhibit 10.36.2

NU LOGO

Northest Utilities Service Company
107 Selden Street, Berlin, CT 06037
P. O. Box 270
Hartford, CT 06141-0270
Tel: (860) 665-2440
Fax: (860) 665-2330

John Roman

March 31, 2006

Andrew Spence

Ameresco, Inc.

111 Speen Street

Suite 410

Frarningham, MA 01701

Re:

Stock Purchase Agreement, dated February 1, 2006, between Select Energy Services, Inc. and Ameresco, Inc. (SPA)

Dear Andrew:

Section 10.01(d)(i) of the SPA provides the right for either party to the agreement to terminate if the Closing has not occurred by March 3, 2006 (30 days). By prior letter agreement, the right to terminate under this section was extended for an additional 30 days. Now that the Offering Memorandum has been issued with respect to the refinancing of SESI's debt and we have a more well established timetable, it makes sense to extend this deadline an additional 30 days to encompass the expected closing of our transaction. In other words, neither party would have the right to terminate under Section 10.01(d)(i) of the SPA until 90 days has lapsed from the date of the agreement. If you agree, please have an appropriate representative from your organization execute the letter. If you have any questions, please don't hesitate to contact me.

Sincerely yours,

/s/ John Roman
John Roman
Director of Accounting, NUEI

Agreed and accepted by:

/s/ Andrew B. Spence

Name:  Andrew B. Spence

Title:  VP/CFO

cc:

Tim Huckaby, FMI

Peter Brown, NU

Lane Watson, DBH